EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2021 Conference Call
October 27, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2021 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 26, 2021, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2021 with the third quarter of 2020.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

I’ll start by providing an overview of the current environment and how Ashford Trust has been navigating the recovery. After that, Deric will review our financial results, and then Jeremy will provide an operational update on our portfolio.

I’d first like to highlight some of our recent accomplishments and the main themes for our call:

First, we had strong hotel performance and solid earnings in the third quarter that exceeded both street estimates and our internal forecasts.

Second, our liquidity continues to improve and our cash balance is building. We ended the quarter with over $672 million of cash and cash equivalents.

Third, we have continued to lower our leverage and improve our financial position. Since its peak in 2020, we have lowered our net debt plus preferred equity by over $1.1 billion equating to a decrease in our leverage ratio, defined as net debt plus preferred equity to gross assets, by over 13 percentage points.

Finally, even with an already attractive loan maturity schedule, we remain proactive in our capital markets activities and balance sheet management. During the quarter, we successfully refinanced a mortgage loan for the Hilton Boston Back Bay which had a final maturity date in November 2022. This financing addresses the only significant final debt maturity in 2022 and we have made significant progress on refinancing our upcoming debt maturity at the Marriott Gateway Crystal City and hope to have more information for you soon on it.

We are optimistic about the long-term outlook for the Company and, by taking decisive actions to strengthen our balance sheet, we feel well-positioned to capitalize on the recovery we are already seeing in the hospitality industry.

Subsequent to quarter end, we announced an amendment to our strategic financing which provides us with some flexibility to access the undrawn capital, if needed, even after we have paid off the current balance.

While our optimism remains, we also must acknowledge some risks to the pace of the recovery due to ongoing variants of COVID-19. In addition, we believe the majority of our loans could continue to be in cash traps over the next 12 to 24 months or more. As a result, we will continue to focus on building our liquidity and improving our capital structure in the months to come.

In regards to dividends, the Company and its Board of Directors previously announced a suspension of its common stock dividend, and therefore the Company did not pay a dividend on its common stock and common units for the third quarter. The Company also did not pay a dividend on its preferred stock for the third quarter. However, the Board will continue to monitor the situation and assess future dividend declarations.

We have significantly reduced our planned spend for capital expenditures this year. However, given the sizable strategic capital expenditures we made in our properties over the past several years, we believe our hotels are in fantastic condition and are well positioned for the industry rebound.

Let me now turn to the operating performance at our hotels. The lodging industry is clearly showing signs of improvement. RevPAR for all hotels in the portfolio increased approximately 166% for the third quarter with only seven of our hotels having negative Hotel EBITDA in the quarter. This RevPAR result equates to a decrease of 25.6% vs the third quarter of 2019. We remain encouraged by the continued strength in weekend leisure demand at our properties. The fourth quarter looks to be building upon our strong momentum with October numbers likely to outperform September, so we are confident that the industry recovery is continuing to take hold. We believe our geographically diverse portfolio, consisting of high-quality, well-located assets across the U.S. that are approximately 80 percent reliant on transient demand will be in a position to capitalize on the pent-up leisure and the acceleration of transient corporate demand.

We continue to be focused on aggressive cost control initiatives, including working closely with our property managers to minimize cost structures and maximize liquidity at our hotels. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington was able to quickly cut costs and rapidly adjust to this new operating environment. In the same way they were hyper-responsive on the way down, we expect them to be hyper-responsive on the way up, by mitigating cost creep as much as possible throughout the recovery. We are proud of their efforts over the past year and believe this important relationship has enabled us to outperform the industry from an operations standpoint. Jeremy will discuss this in more detail.

Turning to investor relations, we recently held a well-attended Investor Day in New York. If you were not able to join us, I encourage you to go to our website and watch the webcast. For the remainder of the year and into 2022, we will expand our efforts to get out on the road, to meet with investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We look forward to speaking with many of you during upcoming events.

We believe we have the right plan in place to capitalize on the recovery as it unfolds. This plan includes continuing to maximize liquidity across the company, optimizing the operating performance of our assets as they recover, deleveraging the balance sheet over time, and looking for opportunities to invest and grow our portfolio. Going forward, we will be laser focused on all of these.

I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the third quarter of 2021, we reported a net loss attributable to common stockholders of $(47.5) million, or $(1.70) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.11.

We are pleased to report that our Adjusted EBITDAre for the quarter was $46.8 million, which is the strongest number since the first quarter of 2020 and a 49% increase over the second quarter of 2021.

At the end of the third quarter, we had $3.9 billion of loans with a blended average interest rate of 4.2%. Our loans were approximately 11% fixed rate and 89% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however, we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. Our hotel loans are all non-recourse and, as Rob mentioned, nearly all of them are currently in cash traps, meaning that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate.

We ended the quarter with cash and cash equivalents of $673.0 million and restricted cash of $85.0 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $24.1 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers which is also available to fund hotel operating costs. We also ended the quarter with net working capital of $707 million, compared to net working capital of $9.8 million at the end of 2020, which highlights the continued improvement in our financial position.

I think it’s also important to point out that this net working capital amount of $707 million equates to almost $21 per share. This compares to our closing stock price from yesterday of $12.97, which is almost a 40% discount to our net working capital per share. Our net working capital reflects value over and above the value of our hotels. As such, we believe that our current stock price does not reflect the intrinsic value of our high-quality hotel portfolio.

From a cash utilization standpoint, our portfolio generated Hotel EBITDA of $62.0 million in the quarter. Our current monthly run-rate for interest expense is approximately $11 million and our current monthly run-rate for corporate G&A and advisory expense is approximately $4.0 million.

As of September 30, 2021, our portfolio consisted of 100 hotels with 22,286 net rooms.

Our share count currently stands at approximately 33.9 million fully diluted shares outstanding, which was comprised of 33.5 million shares of common stock and 0.4 million OP units. In the third quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January. Assuming yesterday’s closing stock price of $12.97, our equity market cap is approximately $440 million.

During the quarter, we successfully refinanced our mortgage loan for the 390-room Hilton Boston Back Bay in Boston, Massachusetts which had a final maturity date in November 2022. This financing addresses our only significant final debt maturity in 2022. Furthermore, the Company was able to complete this financing with a best-in-class institutional balance sheet lender. The new, non-recourse loan totals $98.0 million and has a four-year initial term with a one-year extension option, subject to the satisfaction of certain conditions. The loan is interest only for the initial term with quarterly amortization payments during the extension term and provides for a floating interest rate of LIBOR + 3.80%.

Additionally, we have made significant progress on the upcoming debt maturity of the Marriott Gateway Crystal City and hope to provide you an update on that refinancing soon. Our next hard debt maturity after Marriott Gateway is in June 2023.

As we previously discussed, we have been selectively exchanging our preferred stock for common stock as a way to delever our balance sheet, remove the accrued dividend liability, and improve our equity float. Through these exchanges, we have exchanged approximately 70.2% of our original preferred stock, which is approximately $396.5 million of face value, into common stock. These exchanges also eliminated a significant amount of accrued preferred dividends. After taking into account the $200 million of new corporate debt that we closed in January and our cash balance at the end of the quarter, we have lowered our net debt plus preferred equity by over $1.1 billion since its peak in 2020.

We have also been opportunistically raising equity capital to shore up our balance sheet, improve our liquidity, and to be prepared for potential loan paydowns needed to achieve extension tests or meet refinancing requirements. During the third quarter, we issued approximately 8.6 million shares of common stock for approximately $148.8 million in gross proceeds.

Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. While we still have work to do to improve our capital structure, our cash balance is building, we have an attractive maturity schedule, and we believe the company is well-positioned to benefit from the improving trends we are seeing in the lodging industry.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio increased 166% during the third quarter of 2021, while House Profit flow-through was a solid 48%. We are extremely encouraged with the continued acceleration of occupancy at our hotels, with the third quarter outperforming the second quarter 63% to 57%, respectively. Additionally, we are outperforming the U.S. Upper Upscale chain scale in third quarter occupancy by 700bps. While the recovery continues, we are seeing a number of hotels stabilize at performance metrics that exceed 2019. I would like to spend some time highlighting some success stories.

The Hyatt Coral Gables produced phenomenal results during the third quarter, with Hotel EBITDA exceeding comparable 2019 by more than $725,000. That is a 163% increase! The performance premium is being propelled by additional occupancy that is driven by an airline contract that our team was able to secure early during the pandemic. This increase in base business has allowed the hotel to shift our revenue strategies and be more proactive in pushing rate, resulting in a RevPAR increase of 25% over the third quarter of 2019.

Our La Concha - Key West property has also done an excellent job exceeding 2019 results, with Hotel EBITDA increasing 143% during the third quarter relative to 2019. A lot of that success is attributable to the hotel’s top line growth, with third quarter RevPAR increasing 70% relative to the comparable period in 2019. The revenue team identified an opportunity to capture additional business, resulting in booking a government training program, which added an additional 5% of occupancy to the hotel during the third quarter.

The Renaissance Nashville produced $6.8 million in Hotel EBITDA during the third quarter, which exceeded the comparable period in 2019. These results are on the back of the hotel selling nearly 22,000 group room nights. That could be a headline on its own. This is one of our largest group houses and it has seen significant levels of demand.

One of the competitive advantages of our asset management team is how our structure is broken down by industry specific experts. Our property tax team has been extraordinarily successful this year. Year-to-date through the third quarter in 2021, we have saved $4.5 million from property tax appeals. Notably, we have had a 92% success rate on our appeals this year. To achieve these results and maximize our potential savings, we have proactively reached out to local assessors in some states before they issue values to start a dialog and discuss items that we believe should be considered. We have found that using this proactive approach both unlocks additional savings and builds stronger relationships with the local assessors.

Moving on to capital management: in prior years, we were proactive in renovating our hotels to renew our portfolio. That commitment has now resulted in a competitive and strategic advantage as the market rebounds. Not only are our properties more attractive to potential travelers but we can also deploy capital more prudently throughout the recovery. Thus far in 2021, the only major project that we have completed is the ballroom renovation at the Ritz-Carlton Atlanta.

Looking ahead, major capital projects on the horizon include a renovation of the public space and guest rooms at the Hilton Santa Cruz, a renovation of the guest rooms at the Marriott Fremont, and a renovation of the public spaces at six of our select-service hotels. Cumulatively, we estimate spending $40-$55 million on capital expenditures in 2021, which is significantly less than we have spent in previous years.

Before moving to Q&A, I’d like to reiterate how optimistic we are about the recovery of our portfolio and the industry as a whole. During this last quarter, nearly all of our hotels were GOP positive and a number were outperforming the comparable period in 2019. We fully anticipate that this momentum will continue. Data from Smith Travel Research suggests that the top-25 U.S. markets are expected to have 32% RevPAR growth in 2022, compared to all other markets at 13%. This is fantastic news for our portfolio given that 56% of our hotel keys fall within these markets.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.